UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

CEVA, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

    ☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Supplement dated May 20, 2021 to the Proxy Statement Dated April 16, 2021 for the CEVA, Inc.
Annual Meeting of Stockholders to be held on May 27, 2021

CEVA, Inc. (“CEVA”) Responds to Certain Recommendations made by Institutional Shareholder Services and Glass Lewis regarding the election of directors. This response includes forward-looking statements, and the Company refers you to the disclaimer regarding such statements included at the end of this document to put those statements in context.

Dear Stockholder,

It has come to our attention that Institutional Stockholder Services (ISS) and Glass Lewis published their recommendations regarding the matters to be voted on at our Annual Meeting of Stockholders to be held on Thursday, May 27, 2021, and that ISS and Glass Lewis have recommended voting in favor all of CEVA’s proposals, except for a withhold recommendation for the election of Jaclyn Liu to our Board of Directors. The apparent basis for this recommendation was their conclusion that Ms. Liu serves as a non-independent member of our Nominations and Governance Committee.

The undersigned members of the Nominations and Governance Committee are writing to you to confirm not only the determination of our Board that Ms. Liu is an independent director pursuant to NASDAQ listing rules, but also that we fully support Ms. Liu’s election to the Board and continued service on the Board’s Nominations and Governance Committee.

Ms. Liu joined our Board in February 2021 following the retirement of Bruce Mann, who brought significant value to CEVA’s Board for nearly two decades. In seeking a new director, and a new member of the Nominations and Governance Committee, Ms. Liu checked all the boxes, and then some. As a senior partner at Morrison & Foerster LLP, Ms. Liu has developed expertise in key areas that come under the purview of the Nominations and Governance Committee, including in corporate governance, risk and compliance issues affecting public companies, and environmental, social and governance (ESG) issues relevant to public companies in our industry. Ms. Liu brings further value to our Board as a whole, having significant experience in business strategy, mergers and acquisitions and the China market, all of which we believe are and will continue to be important as CEVA continues to grow along its current trajectory. Not least, Ms. Liu brings greater diversity and inclusion to our Board, a matter of increasing importance to us and our stockholders.

We understand the concerns regarding Ms. Liu’s ability to function as an independent member of a key committee given our retention of Morrison & Foerster LLP as outside legal counsel. However, we do not believe this relationship to be material or to have a propensity to impact Ms. Liu’s ability to act in CEVA’s best interests. Morrison & Foerster LLP is one of a number of law firms that CEVA engages with in connection with its business and operations. Moreover, Morrison & Foerster LLP has established policies and procedures to enable Ms. Liu’s service on our Board in compliance with ethical guidelines, including that Ms. Liu does not manage the firm’s relationship with CEVA. Moreover, as a professional in the field of corporate governance, Ms. Liu fully understands her duties of loyalty to CEVA and our stockholders.

Ms. Liu knows CEVA, and many of our Board members have known her for many years. Ms. Liu has proven her ability to work collaboratively and constructively with the Board and the CEVA management team, and has demonstrated her business acumen and ability to provide critical strategic advice, which we believe add value to CEVA and our stockholders.

The presence of Ms. Liu on our Board of Directors and Nominations and Governance Committee is appropriate given her expertise, background and independence. We believe shareholders are best served by a vote “FOR” the election of Jaclyn Liu to our Board of Directors.

Please refer to the proxy statement for the Annual Meeting of Stockholders for instructions on how to submit your vote. The proxy statement also contains instructions on how you may change your vote if you have already voted.

Thank you for your consideration and continued support.

Very truly yours,

Sven-Christer Nilsson (Chair)

Bernadette Andrietti

Forward Looking Statements

This supplement contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include expectations regarding the benefits Ms. Liu will continue to bring to the CEVA Nominations and Governance Committee and Board of Directors and regarding CEVA’s growth trajectory. The risks, uncertainties and assumptions that could cause differing CEVA results include: the scope and duration of the COVID-19 pandemic; the extent and length of the restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA DSP cores and other technologies to continue to be strong growth drivers for us; CEVA’s success in penetrating new markets, including in the base station and IoT markets, and maintaining market position in existing markets; CEVA’s ability to diversify the company's royalty streams, the ability of products incorporating CEVA’s technologies to achieve market acceptance, the maturation of the connectivity, IoT and 5G markets, the effect of intense industry competition and consolidation, global chip market trends, including supply chain issues as a result of COVID-19 and other factors, the possibility that markets for CEVA's technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; CEVA’s ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to CEVA’s business, including, but not limited to, those that are described from time to time in filings with the Securities and Exchange Commission. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.